Exhibit 99.3

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of certain significant factors that have affected the financial condition of Hughes Supply, Inc. and its subsidiaries (the “Company”) as of January 31, 2003, and the results of operations for fiscal 2003 and 2002. This information should be read in conjunction with the Company’s consolidated financial statements and notes thereto contained herein.

Forward-Looking Statements

Certain statements set forth in this report constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are subject to the safe harbor provisions created by such sections. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the strength of the construction market, fluctuating commodity prices and unexpected product shortages, competition, the Company’s reliance on key personnel, general economic conditions, success in integrating acquired business units, the Company’s dependence on credit sales, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The Company does not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Business

Founded in 1928, the Company is a diversified wholesaler of construction and industrial materials, equipment, and supplies. The Company distributes its products to four primary end markets, including commercial, residential, industrial, and public infrastructure markets throughout North America. The Company distributes over 300,000 products through 451 wholesale branches and six central distribution centers located in 34 states. These branches and distribution centers are organized on a product line basis. The Company’s principal customers are electrical, plumbing and mechanical contractors, electric utility customers, property management companies, municipalities, and industrial companies. Industrial companies include businesses in the petrochemical, food and beverage, pulp and paper, mining, pharmaceutical, and marine industries.

Fiscal Year

The fiscal year of the Company is a 52 or 53-week period ending on the last Friday in January. Fiscal year 2003 contained 53 weeks while fiscal years 2002 and 2001 contained 52 weeks. The additional week in fiscal 2003 was included in the first quarter.

Segment Information

Based on the requirements of Statement of Financial Accounting Standards (“FAS”) 131, Disclosures about Segments of an Enterprise and Related Information, which aligns financial reporting with management structure and responsibility, the Company changed its previously reported operating segments, Electrical/Plumbing, Industrial Pipes, Valves, and Fittings (“Industrial PVF”), and Water & Sewer/Building Materials on a more disaggregated product line basis into six operating segments and an All Other category. This revision in operating segments was made during the third quarter of fiscal 2004. The Industrial PVF segment was unaffected by the changes in reporting structure.

Exhibit 99.3

The Company’s six reportable segments and an All Other category, which is comprised of the remaining product lines, include the following:

•	Water & Sewer

•	Plumbing/Heating, Ventilating and Air Conditioning (“HVAC”)

•	Electrical

•	Industrial PVF

•	Utilities

•	Maintenance, Repair and Operations (“MRO”)

•	All Other

This is the basis management uses for making operating decisions and assessing performance, and is consistent with how business activities are reported internally to management and the board of directors.

In connection with this change in reporting, the Company modified its method of allocating corporate overhead expenses to the individual segments. All prior year amounts related to the segments have been reclassified to conform to the fiscal 2004 composition of reportable operating segments.

The following is a description of the Company’s operating segments:

Water & Sewer

The Water & Sewer segment provides a complete line of water, sewer, and storm-drain products to serve the needs of both contractors and municipalities in all aspects of the water and wastewater industries. In addition, this segment includes the Company’s concrete business, which manufactures pre-fabricated concrete vaults used for sewer and storm drain applications.

Plumbing/HVAC

The Plumbing/HVAC segment includes both the Company’s plumbing and HVAC products and serves primarily the residential and commercial markets through customers such as plumbing contractors, mechanical contractors, HVAC contractors, builders, commercial and industrial purchasing agents as well as municipalities and remodeling contractors.

Electrical

The Electrical segment includes electrical products used in the construction of industrial and commercial buildings, single and multi-family residential homes, manufacturing plants, and various other types of general construction.

Industrial PVF

The Industrial PVF segment distributes specialty stainless and high nickel alloy industrial PVF products for industrial, mechanical, and specialty uses. This segment primarily serves industrial customers such as petrochemical, food and beverage, pulp and paper, mining, marine and pharmaceutical customers, industrial and mechanical contractors, fabricators, wholesale distributors, exporters, and original equipment manufacturers (“OEMs”).

Utilities

The Utilities segment distributes products that electric utilities need to bring power from the generating plants through the transmission and distribution lines directly to the meters. In addition, the Utilities segment offers supply chain management services, including warehouse integration and outsourcing, meter testing and repair, and product assembly. These products and services allow the Company to provide the electric utility with the products they need in order to keep their systems operational.

Exhibit 99.3

MRO

The MRO segment serves the multi-family housing market through customers such as apartment property management companies. The products in the MRO segment include the items needed to maintain an apartment unit or complex, such as plumbing, electrical, appliances/parts, hardware, door/window parts, HVAC equipment/parts, and janitorial supplies.

All Other

The All Other category is comprised of three product lines: Building Materials, Fire Protection, and Mechanical Industrial. In addition, the All Other category included revenues and expenses related to the Pool & Spa business and bestroute.com (“bestroute”), an e-commerce company which provided hard-to-find inventory products to end users via the internet. The Pool & Spa business was sold in January 2001, and bestroute’s operations were closed in March 2001.

The Building Materials product line distributes building material products and focuses on commercial, industrial, multi-family housing, and infrastructure projects.

The Fire Protection product line, offers complete fire protection pre-fabrication capabilities, which allows the Company to fabricate entire fire protection systems, deliver them to customers’ jobsites, and provide service during the installation.

The Mechanical Industrial product line provides a complete line of valves, actuators, and accessories. This product line serves the industrial and commercial markets through customers such as fabricators, OEMs, industrial subcontractors, mechanical contractors, exporters, municipalities, maintenance departments, engineering departments, and planners.

Corporate

The Corporate category includes corporate level expenses not allocated to the Company’s operating segments.

Results of Operations

Comparable Branch Sales Methodology

The Company computes and discloses comparable branch sales, which exclude net sales related to (a) acquired and newly-opened branches until operating results are included in the consolidated financial statements for all periods in the current and prior fiscal year, (b) branch combinations and splits unless within the same segment and physical location, and (c) closed and divested branches. All comparable branch sales amounts and percentages presented in this report exclude the impact of the additional week of net sales included in the first quarter of fiscal 2003.

Exhibit 99.3

Net Sales

Consolidated and comparable branch net sales by segment in fiscal 2003, 2002 and 2001 were as follows: (dollars in thousands):

	Consolidated Net Sales
	Fiscal Years Ended			% Variance 2003 to 2002	% Variance 2002 to 2001
	2003	2002	2001
Water & Sewer	$877,196	$833,050	$845,001	5.3%	(1.4%)
Plumbing/HVAC	783,775	817,239	919,053	(4.1%)	(11.1%)
Electrical	375,467	430,568	463,748	(12.8%)	(7.2%)
Industrial PVF	313,942	330,375	315,315	(5.0%)	4.8%
Utilities	248,315	144,892	142,520	71.4%	1.7%
MRO	118,870	110,542	109,739	7.5%	0.7%
All Other(1)	348,776	371,042	514,787	(6.0%)	(27.9%)

	$3,066,341	$3,037,708	$3,310,163	0.9%	(8.2%)

	Comparable Branch Sales
	Fiscal Years Ended		Dollar Variance	% Variance 2003 to 2002
	2003	2002
Water & Sewer	$787,766	$772,980	$14,786	1.9%
Plumbing/HVAC	740,775	751,035	(10,260)	(1.4%)
Electrical	371,717	425,938	(54,221)	(12.7%)
Industrial PVF	311,516	334,301	(22,785)	(6.8%)
Utilities	146,095	146,836	(741)	(0.5%)
MRO	118,861	109,840	9,021	8.2%
All Other (1)	338,322	356,193	(17,871)	(5.0%)

	$2,815,052	$2,897,123	$(82,071)	(2.8%)

	Comparable Branch Sales
	Fiscal Years Ended		Dollar Variance	% Variance 2002 to 2001
	2002	2001
Water & Sewer	$764,834	$834,120	$(69,286)	(8.3%)
Plumbing/HVAC	726,588	779,315	(52,727)	(6.8%)
Electrical	418,283	456,388	(38,105)	(8.3%)
Industrial PVF	327,092	306,517	20,575	6.7%
Utilities	139,616	139,536	80	0.1%
MRO	109,078	107,008	2,070	1.9%
All Other (1)	323,249	342,133	(18,884)	(5.5%)

	$2,808,740	$2,965,017	$(156,277)	(5.3%)

(1)	Results of operations for the Pool & Spa business, which was sold in January 2001, were included in the All Other category.

Consolidated net sales in fiscal 2003 increased $28.6 million or 0.9% compared to fiscal 2002. Acquired and newly-opened branches accounted for a $141.9 million increase in net sales. The majority of net sales for acquired and newly-opened branches related to the Utilities and Water & Sewer segments, which accounted for $102.0 million and $34.8 million, respectively, of this increase. Included in the Utilities segment’s acquired and newly-opened branch sales was $95.3 million of net sales related to the acquisition of Utiliserve Holdings, Inc. and its subsidiaries (“Utiliserve”), which occurred on August 9, 2002. The additional week included in the first quarter of fiscal 2003 added $55.1 million in net sales. Partially offsetting these increases was a decline of $82.1 million or 2.8% in comparable branch sales largely as a result of a slow-down in the non-residential building and commercial construction sectors, including office buildings, hotels and motels, and other commercial buildings. Comparable

Exhibit 99.3

branch sales were also unfavorably impacted by a decline in industrial sales as certain projects have been postponed and/or cancelled until economic conditions become more stable. The remaining decrease of $86.3 million related to closed and/or combined branches, primarily in the Water & Sewer ($19.5 million), Plumbing/HVAC ($41.3 million), and Electrical segments ($9.8 million), as well as the Building Materials product line ($11.8 million).

Consolidated net sales in fiscal 2002 decreased $272.5 million or 8.2% compared to fiscal 2001 due in large part to the sale of the Company’s Pool & Spa business in January 2001. This accounted for $144.0 million of the overall net sales decrease. Comparable branch sales declined $156.3 million or 5.3%, predominantly driven by a general slowdown in the economy in fiscal 2002, combined with deflationary pricing pressure in stainless steel, nickel alloy, pvc, and certain other commodity-based products. An additional $55.5 million of the decrease related to closed and/or combined branches along with the elimination or consolidation of customers and services. During fiscal 2002, the Company closed or decided to close 43 branches that were not performing to management’s expectations and/or did not strategically fit into the Company’s core businesses. The above net sales decreases were partially offset by acquired and newly-opened branches, which had net sales of $83.3 million in fiscal 2002. The majority of net sales for acquired and newly-opened branches related to the Water & Sewer segment and the All Other category, which accounted for $77.5 million of this increase. Of the $77.5 million of acquired and newly-opened branch sales, $50.9 million related to an acquisition completed in May 2001 in the Water & Sewer segment.

The following discusses factors impacting comparable branch sales in fiscal 2003 and 2002 for the each of the Company’s operating segments:

Water & Sewer

Comparable branch sales increased $14.8 million or 1.9% in fiscal 2003 compared to fiscal 2002 primarily due to favorable public and residential construction in fiscal 2003, which increased approximately 6%. In addition, this segment was awarded several large infrastructure projects, including an automated water meter project for $3.2 million. Partially offsetting these increases was a reduction of $4.1 million in the Concrete product line’s net sales mainly due to the postponement of government-based projects in the Texas market.

Comparable branch sales decreased $69.3 million or 8.3% in fiscal 2002 compared to fiscal 2001 largely due to the continuing economic slowdown in the commercial markets. Net sales were also unfavorably impacted by the completion of several large infrastructure projects for municipalities in fiscal 2001 which did not recur in fiscal 2002 as well as declining prices for certain pvc and domestic steel products.

Plumbing/HVAC

Comparable branch sales decreased $10.3 million or 1.4% in fiscal 2003 compared to fiscal 2002 largely as a result of competitive pressures in certain local markets, compounded by weak commercial and industrial business. In addition, comparable branch sales in the Texas market were also unfavorably impacted due to inclement weather conditions. Partially offsetting these decreases was an increase in the Plumbing/HVAC’s Western region, due in part to the expansion of the Company’s customer base.

Comparable branch sales decreased $52.7 million or 6.8% in fiscal 2002 compared to fiscal 2001 primarily due to a general slowdown in the U. S. economy, particularly in the Western region; and to a lesser extent, softening prices of certain commodity-driven products. The Plumbing/HVAC segment supplied materials for several large infrastructure projects in fiscal 2001 with no corresponding activity in fiscal 2002. Sales performance was further impacted by a slowdown in international business resulting from the completion of a large oil and gas pipeline project in fiscal 2001 with no corresponding activity in fiscal 2002. Net sales for the Company’s international business decreased $20.0 million compared to fiscal 2001.

Electrical

Comparable branch sales decreased $54.2 million or 12.7% in fiscal 2003 compared to fiscal 2002 largely as a result of the continuing economic slowdown in the electrical construction market, particularly in the Southeast and Texas. Competitive pressures in certain local markets, weak commercial, industrial and OEM business, and inclement weather conditions in the Texas market also contributed to the decrease.

Exhibit 99.3

Comparable branch sales decreased $38.1 million or 8.3% in fiscal 2002 compared to fiscal 2001 primarily due to a general slowdown in the U.S. economy, primarily in the Western region. This segment supplied materials for several large infrastructure projects, including a fiber optic project of approximately $11.0 million in fiscal 2001, with no corresponding activity in fiscal 2002. These declines were partially offset by strong commercial activity in the Southwest.

Industrial PVF

Comparable branch sales decreased $22.8 million or 6.8% in fiscal 2003 compared to fiscal 2002. This decrease reflected the postponement or cancellation of certain gas utility, petrochemical, and power generation plant construction and/or rehabilitation projects in late fiscal 2002 and throughout fiscal 2003. These projects were postponed and cancelled by the Company’s customers due to weakened economic conditions, which resulted in reduced plant utilization and reduced capital spending. The comparable branch sales decline was partially offset by increased sales prices for certain commodity-based products, including stainless steel and nickel alloys. Nickel pricing increased approximately 17% compared to fiscal 2002.

Comparable branch sales increased $20.6 million or 6.7% in fiscal 2002 compared to fiscal 2001 as a result of strong sales to customers in the chemical, gas utility, petrochemical, and power generation industries. Comparable branch sales also benefited in fiscal 2002 from several large new petrochemical plant rehabilitation and energy and power plant installation projects in the Texas market. The increase was partially offset by declining prices for certain commodity-based products, including stainless steel and nickel alloy products.

Utilities

Despite a competitive market and a general slowdown in the economy, the Utilities segment’s comparable branch net sales have remained relatively flat in both periods with $0.7 million or 0.5% decrease in fiscal 2003 compared to fiscal 2002 and $0.1 million or 0.1% increase in fiscal 2002 compared to fiscal 2001. This resulted from sales initiatives aimed at providing value-added services, such as the installation and testing of automated electric utility meters.

MRO

Comparable branch sales increased $9.0 million or 8.2% in fiscal 2003 compared to fiscal 2002 primarily due to MRO’s strategic focus on both its national accounts and construction services initiatives. Under the national accounts initiative, the MRO segment targets large property management companies to become their preferred supplier. The construction services initiative is geared toward renovation and refurbishment of older apartment complexes.

Comparable branch sales increased $2.1 million or 1.9% in fiscal 2002 compared to fiscal 2001 due in part to the Company’s continued focus on its national accounts initiative. Partially offsetting the net sales increase was the loss of large property management customer, which reduced net sales by approximately $3.0 million in fiscal year 2002.

All Other

Comparable branch sales decreased $17.9 million or 5.0% in fiscal 2003 compared to fiscal 2002 primarily due to declines in the Building Materials and Fire Protection product lines, which decreased 4.2% and 11.8%, respectively. These decreases were largely attributable to a slowdown in non-residential and commercial construction markets particularly in the Eastern region for the Fire Protection product line and the Atlanta market for the Building Materials product line.

Comparable branch sales decreased $18.9 million or 5.5% in fiscal 2002 compared to fiscal 2001. This decrease was attributable to sales of supplemental building materials products that were lost as a result of the sale of the Pool & Spa business, which occurred in January 2001.

Exhibit 99.3

Gross Profit and Gross Margin

Gross profit and gross margin in fiscal 2003, 2002 and 2001 were as follows (dollars in thousands):

	Gross Profit and Gross Margin
	Fiscal Years Ended			% and Basis Point Variance
	2003	2002	2001	2003 to 2002	2002 to 2001
Gross Profit	$710,332	$697,687	$745,428	1.8%	(6.4%)
Gross Margin	23.2%	23.0%	22.5%	20	50

Gross profit in fiscal 2003 increased $12.6 million or 1.8% compared to fiscal 2002. This increase was primarily driven by acquired and newly-opened branches, which accounted for $20.1 million increase in gross profit, of which Utiliserve added $13.6 million. The additional week of net sales included in the first quarter of fiscal 2003 added $13.0 million of gross profit. Comparable branch gross profit decreased $4.9 million or 0.7% primarily as a result of the slowdown in the commercial and non-residential construction sectors combined with competitive pricing pressures in the Electrical and Plumbing/HVAC segments and deflationary pricing pressure on pvc and ductile pipe products in the Water & Sewer segment. The remaining decrease of $15.6 million related to the closure and/or consolidation of branches. Gross margin totaled 23.2% and 23.0% in fiscal 2003 and 2002, respectively. The net improvement in gross margin was the result of various factors. Gross margin benefited from increased vendor rebates, reduced reserve requirements under the Company’s new methodology for tracking dead stock, and improved margins from the 48 branches which are now on the Hughes Unified operating system, primarily resulting from the implementation of centralized price matrices. The Company also implemented a dead stock program, which identifies potential dead stock on a product by product basis and includes returning products to vendors, transferring products to other branches where the products are selling, reducing the price of the products, and disposing of any products that could not be returned, transferred, or sold. Gross margin was negatively impacted by the acquisition of Utiliserve, which generates lower gross margins than the Company’s average. Gross margin was reduced 28 basis points as a result of the acquisition of Utiliserve in fiscal 2003. In addition, pricing pressures brought about by the intensified competition resulting from the slowdown in the non-residential and commercial construction sectors and the adverse impact of deflationary pressures on pvc and ductile iron pipe products unfavorably impacted gross margin. The aggregation of all of these factors resulted in a net 20 basis point improvement in gross margin in fiscal 2003.

Gross profit in fiscal 2002 decreased $47.7 million or 6.4% compared to fiscal 2001 primarily due to the sale of the Company’s Pool & Spa business in January 2001, which accounted for $34.0 million of the overall gross profit decrease. Comparable branch gross profit decreased $21.1 million or 3.1% primarily as a result of the economic downturn in the United States, which intensified competition and placed pricing pressures on the Company. An additional $12.5 million of the gross profit decrease related to the closure and/or consolidation of branches. Partially offsetting this decrease was $19.9 million of gross profit related to acquired and newly-opened branches, of which the majority related to an acquisition in the Water & Sewer segment. Gross margin totaled 23.0% and 22.5% in fiscal 2002 and 2001, respectively. The net improvement in gross margin was due to a shift in sales mix, with a higher proportion of out-of-stock sales in fiscal 2002 as compared to direct shipments, which typically generate lower margins. In addition, the Pool & Spa business generated lower gross margins than the Company’s average in fiscal 2001. Gross margins were also favorably impacted by company-wide inventory improvement initiatives implemented in fiscal 2002, which resulted in increased vendor rebates as a result of concentrated efforts to buy from preferred vendors.

Exhibit 99.3

Operating Expenses

Operating expenses in fiscal 2003, 2002 and 2001 were as follows (dollars in thousands):

	Operating Expenses
	Fiscal Years Ended			% of Net Sales
	2003	2002	2001	2003	2002	2001
Personnel expenses	$379,741	$373,857	$382,050	12.4%	12.3%	11.5%
Other selling, general and administrative expenses	181,992	180,853	199,155	5.9%	6.0%	6.0%
Depreciation and amortization	20,448	31,093	32,551	0.7%	1.0%	1.0%
Provision for doubtful accounts	9,101	11,065	10,626	0.3%	0.4%	0.3%
Impairment of long-lived assets	—	734	15,557	—	—	0.5%

	$591,282	$597,602	$639,939	19.3%	19.7%	19.3%

Fiscal 2003 compared to Fiscal 2002

As a percentage of net sales, personnel expenses totaled 12.4% and 12.3% in fiscal 2003 and 2002, respectively. The Company’s workforce remained essentially flat with approximately 7,200 employees at January 31, 2003 and January 25, 2002. At January 31, 2003, this included approximately 200 employees as a result of the acquisition of Utiliserve, which increased personnel expenses by $5.6 million in fiscal 2003. The additional week in the first quarter of fiscal 2003 also added $7.2 million of personnel expenses. The primary factors contributing to the increase in personnel expenses were higher employee health insurance expense ($2.4 million) and incentive compensation expense ($6.5 million) associated with bonus programs and restricted stock issued to key executives during fiscal 2002. These increases were partially offset by reductions in overtime ($1.3 million), contract labor ($2.6 million), and severance expense ($2.7 million). The Company is continuing with its hiring freeze and wage and salary management programs, which include limits on merit and promotional salary increases. These programs continue to generate savings for the Company; however, these savings were offset in fiscal 2003 by incremental personnel costs associated with the Hughes Unified implementation and increased employee health insurance as discussed above.

As a percentage of net sales, other selling, general and administrative expenses remained relatively flat at 5.9% and 6.0% in fiscal 2003 and 2002, respectively. The additional week in the first quarter of fiscal 2003 added $1.2 million of other selling, general and administrative expenses. The Company experienced higher losses totaling $1.5 million on its casualty insurance program and increased data processing expenses of $1.0 million primarily for consulting related to the new Hughes Unified operating system. The Company also made a non-recurring donation of $0.8 million in the second quarter of fiscal 2003 to the Hughes Supply Foundation, Inc., a not-for-profit charitable organization. Offsetting these increases were non-recurring expenses of $3.1 million that were incurred in fiscal 2002, primarily for lease obligations ($1.6 million) and other contractual obligations ($1.5 million), related to the closure and/or consolidation of branches in fiscal 2002.

Depreciation and amortization decreased $10.6 million or 34.2% in fiscal 2003 compared to fiscal 2002. Of the total decrease, $9.2 million related to the amortization of goodwill, which was eliminated in fiscal 2003 under FAS 142, Goodwill and Other Intangible Assets. The remaining decrease of $1.4 million was largely the result of reduced capital spending in fiscal 2003 along with the elimination of depreciation expense related to the Company’s forklift fleet and trailers. Certain of these assets were sold and subsequently leased-back by the Company in August 2001.

As a percentage of net sales, the provision for doubtful accounts totaled 0.3% and 0.4% in fiscal 2003 and 2002, respectively. The overall decrease was related to provisions in fiscal 2002 for uncollectible receivables related to the Company’s international business.

In the fourth quarter of fiscal 2002, the Company recorded an impairment loss of $0.7 million related to goodwill of one entity in its Plumbing/HVAC segment.

Exhibit 99.3

Fiscal 2002 compared to Fiscal 2001

As a percentage of net sales, personnel expenses totaled 12.3% and 11.5% in fiscal 2002 and 2001, respectively. The Company’s workforce decreased 7.1% from approximately 7,750 employees at January 26, 2001 to 7,200 employees at January 25, 2002. This decrease predominantly resulted from the sale of the Pool & Spa business in January 2001 combined with the elimination of various management and staff positions to bring headcount more in line with current economic conditions and to streamline the Company’s operations. Personnel expenses related to the Pool & Spa business totaled $14.4 million in fiscal 2001. The primary factors contributing to the increase in personnel expenses as percentage of sales were increased employee health insurance expense ($4.7 million) and severance expense ($3.2 million). Approximately $1.5 million of severance expense in fiscal 2002 related to the Company’s separation agreement with its former president and an additional $0.5 million related to the closure and consolidation of branches. Partially offsetting these increases were reductions in discretionary type expenses, including overtime ($1.3 million) and contract labor ($2.0 million), as a result of the cost reduction programs initiated in fiscal 2002.

As a percentage of net sales, other selling, general and administrative expenses remained flat at 6.0% in fiscal 2002 and 2001, respectively. Other selling, general and administrative expenses related to the Pool & Spa business totaled $14.2 million in fiscal 2001. The decline in other selling, general and administrative expenses resulted from the overall net sales decrease coupled with the Company’s cost containment initiatives implemented in fiscal 2002. These initiatives included reductions in discretionary spending items, including advertising, travel, entertainment, and other variable expenses. In fiscal 2002, the Company also experienced lower losses of $2.5 million related to its casualty insurance program. Partially offsetting these decreases were non-recurring expenses of $3.1 million primarily for lease obligations ($1.6 million) and other contractual obligations ($1.5 million), related to the closure and or consolidation of branches in fiscal 2002.

Depreciation and amortization decreased $1.5 million or 4.5% in fiscal 2002 compared to fiscal 2001. This decrease was due in large part to the sale of the Company’s Pool & Spa business in January 2001 along with the elimination of depreciation expense related to the Company’s forklift fleet and trailers. Certain of these assets were sold and subsequently leased-back by the Company in August 2001.

As a percentage of net sales, the provision for doubtful accounts totaled 0.4% and 0.3% in fiscal 2002 and 2001, respectively. The overall increase was related to an economic slowdown that affected the Company’s primary markets, particularly its international business, during late fiscal 2001.

Impairment of long-lived assets decreased $14.8 million in fiscal 2002 compared to fiscal 2001. In the fourth quarter of fiscal 2002, the Company recorded an impairment loss of $0.7 million related to goodwill of one entity in its Plumbing/HVAC segment. In fiscal 2001, the Company experienced continued operating losses in its e-commerce ventures and international operations. As a result of these losses and based on an analysis of future profitability and anticipated customer demand for these businesses, the Company recorded an impairment charge totaling $15.6 million relating to the write-down of long-lived assets and goodwill. Of the total $15.6 million impairment charge, $10.9 million represented amounts recorded for bestroute and included the impairment of goodwill ($7.3 million), capitalized development software costs and other intangibles ($3.2 million), other current assets ($0.2 million), and equipment ($0.2 million). Of the remaining $4.7 million of impairment charges, the components are goodwill associated with the Company’s international operations ($2.2 million), the Company’s investment in supplyForce.com ($2.0 million), and certain equipment ($0.5 million).

Exhibit 99.3

Operating Income

Operating income by segment in fiscal 2003, 2002 and 2001 was as follows (dollars in thousands):

	Operating Income (Loss)
	Fiscal Years Ended			% of Net Sales
	2003	2002	2001	2003	2002	2001
Water & Sewer	$39,408	$38,604	$45,375	4.5%	4.6%	5.4%
Plumbing/HVAC	13,173	(3,107)	(665)	1.7%	(0.4%)	(0.1%)
Electrical	7,779	12,549	17,572	2.1%	2.9%	3.8%
Industrial PVF	31,645	29,019	31,957	10.1%	8.8%	10.1%
Utilities	10,185	7,191	7,058	4.1%	5.0%	5.0%
MRO	8,703	5,772	4,213	7.3%	5.2%	3.8%
All Other(1)	8,157	10,057	1,979	2.3%	2.7%	0.4%
Corporate	—	—	(2,000)

	$119,050	$100,085	$105,489	3.9%	3.3%	3.2%

(1)	Results of operations for the Pool & Spa business, which was sold in January 2001, were included in the All Other category.

Operating income in fiscal 2003 totaled $119.1 million, increasing $19.0 million or 19.0%, compared to operating income of $100.1 million in fiscal 2002. As a percentage of net sales, operating income totaled 3.9% and 3.3% in fiscal 2003 and fiscal 2002, respectively. The 60 basis points increase was primarily driven by the elimination of $9.2 million of goodwill amortization, which is no longer required under FAS 142, combined with higher gross margins, which improved 20 basis points in fiscal 2003. Since the Company is primarily a fixed cost business, with the most significant variable expense being cost of sales, operating income for all of the Company’s segments was also favorably impacted by the additional week in fiscal 2003, which added approximately $4.6 million of operating income.

Operating income in fiscal 2002 totaled $100.1 million, decreasing $5.4 million or 5.1% compared to operating income of $105.5 million in fiscal 2001. As a percentage of net sales, operating income remained relatively flat at 3.3% and 3.2% in fiscal 2002 and fiscal 2001, respectively. The 10 basis points improvement was due in part to a $14.8 million decrease in impairment loss along with favorable gross margins, which increased 50 basis points from fiscal 2001. Mostly offsetting these increases was the loss of $3.9 million of operating income for the Pool & Spa business, which was sold in January 2001, and $3.7 million of operating expenses related to the closure and/or consolidation of branches. In addition, personnel expenses as a percentage of net sales, increased to 12.3% in fiscal 2002 from 11.5% in fiscal 2001 as previously discussed in the Operating Expenses section.

Water & Sewer

As a percentage of net sales, operating income totaled 4.5% and 4.6% in fiscal 2003 and fiscal 2002, respectively. The leverage gained from the additional week included in fiscal 2003 and the elimination of goodwill amortization in accordance with FAS 142 was partially offset by lower sales volumes and reduced gross margins in relation to fixed expenses for the Water & Sewer segment. The decrease in gross margin was due in part to competitive pressures and deflationary pricing on pvc and ductile iron pipe products. Several low margin infrastructure projects combined with a higher proportion of direct shipments, which typically generate lower gross margins, also negatively impacted gross margins.

As a percentage of net sales, operating income decreased to 4.6% in fiscal 2002 from 5.4% in fiscal 2001. The 80 basis points reduction was attributable to higher selling, general and administrative expenses, particularly personnel, advertising, and equipment lease expenses. Partially offsetting these decreases were improvements in gross margin, which primarily resulted from a sales mix that included an increase in high margin fabricated products and a higher proportion of stock sales to direct shipments in fiscal 2002. In addition, gross margins were favorably impacted by increased vendor rebates as a result of vendor consolidation efforts.

Exhibit 99.3

Plumbing/HVAC

As a percentage of net sales, operating income (loss) increased to 1.7% in fiscal 2003 from (0.4%) in fiscal 2002. The 210 basis points improvement in operating income was largely attributable to lower provisions for doubtful accounts, the elimination of goodwill amortization in accordance with FAS 142, and the leverage gained from the additional week included in fiscal 2003. The provision for doubtful accounts decreased to $2.5 million in fiscal 2003 from $6.3 million in fiscal 2002 largely due to the economic slowdown that affected the Company’s primary markets, particularly its international business, during late fiscal 2001. In fiscal 2002, the Company recorded provisions for doubtful accounts of $3.9 million for its international business. Gross margin also improved due, in part, to the closure of certain branches in fiscal 2002. During the third and fourth quarters of fiscal 2002, the Company closed 23 branches in the Plumbing/HVAC segment because these branches did not strategically fit into the Company’s core businesses and/or they did not perform to expectations. These branches generally yielded lower gross margins in relation to the other branches. Gross margin was also favorably impacted by margin improvement programs initiated during fiscal 2002, including increases in vendor rebate programs, focused purchasing, and lower dead stock inventories, which resulted from the sale, disposal, or return of inventories to the vendors.

The operating loss in fiscal 2002 was largely due to expenses of approximately $3.1 million recorded in connection with the Company’s closure and/or consolidation of branches in the Plumbing/HVAC segment combined with the impairment loss of $0.7 million. In addition, this segment recorded higher provisions for doubtful accounts as a result of the economic slowdown that affected the Company’s primary markets, particularly its international business, during late fiscal 2001. Partially offsetting these losses was improved gross margin primarily driven by the Company’s efforts to improve margins on certain products and to a decline in lower margin international business. Gross margin was also positively impacted by a shift in sales mix to stock sales compared to direct shipments, which typically generate lower margins. The operating loss in fiscal 2001 was primarily due to the impairment loss of $2.2 million related to the Company’s international business.

Electrical

As a percentage of net sales, operating income decreased to 2.1% in fiscal 2003 from 2.9% in the fiscal 2002. Lower sales volumes in relation to the fixed expenses for the Electrical segment offset the leverage gained from the additional week included in fiscal 2003 and the elimination of goodwill amortization in accordance with FAS 142. Partially offsetting this decline was improved gross margin, largely due to the implementation of centralized pricing on the new Hughes Unified operating system. Gross margin also benefited from margin improvement programs initiated during fiscal 2002, including increases in vendor rebate programs, focused purchasing, and reduced dead stock inventories, which resulted from the sale, disposal, or return of inventories to the vendors.

As a percentage of net sales, operating income decreased to 2.9% in fiscal 2002 from 3.8% in fiscal 2001. Reduced sales volumes in relation to fixed expenses led to the decrease of 90 basis points. In addition, gross margin decreased as a result of lower selling margins due to competitive pricing pressures. Partially offsetting these selling margin decreases were improved vendor rebates, which resulted from increased vendor consolidation efforts and improved programs from suppliers.

Industrial PVF

As a percentage of net sales, operating income increased to 10.1% in fiscal 2003 from 8.8% in fiscal 2002. The Industrial PVF segment benefited from the leverage gained from the additional week in fiscal 2003 and the elimination of goodwill amortization in accordance with FAS 142. Despite reduced sales volumes in fiscal 2003, the Industrial PVF segment was able to increase gross margin by 190 basis points. This gross margin improvement in fiscal 2003 was due to increased sales prices for certain commodity-based products, including stainless steel and nickel alloys. Nickel pricing increased approximately 17% compared to fiscal 2002. Gross margin also benefited from increases in the vendor rebate programs and reduced dead stock inventories, which resulted from the sale, disposal, or return of inventories to the vendors.

As a percentage of net sales, operating income decreased to 8.8% from 10.1% in fiscal 2002 and fiscal 2001, respectively. The 130 basis points reduction was primarily driven by reduced gross margins, which resulted from declining prices for certain commodity-based products, including stainless steel and nickel alloy products.

Exhibit 99.3

Utilities

As a percentage of net sales, operating income decreased to 4.1% in fiscal 2003 from 5.0% in fiscal 2002. Operating income was negatively impacted by reduced gross margin, which resulted from a change in sales mix. Partially offsetting this decrease was the leverage gained from the additional week included in fiscal 2003 and the acquisition of Utiliserve, which generates higher operating income returns on net sales compared to the Utilities segment as a whole.

As a percentage of net sales, operating income remained flat at 5.0% in both fiscal 2002 and fiscal 2001, respectively. The Utilities segment had higher collections of previously written-off receivables, which reduced the provision for doubtful accounts by $0.1 million in fiscal 2002, in addition; gross margin increased as a result of lower volumes of direct shipments, which typically generate lower gross margins. This improvement was offset by higher selling, general and administrative expenses.

MRO

As a percentage of net sales, operating income totaled 7.3% and 5.2% in fiscal 2003 and fiscal 2002, respectively. The 210 basis points improvement was due to the leverage gained from the additional week included in the first quarter of fiscal 2003 combined with substantially higher sales volumes and gross margin improvements. The increase in gross margin was primarily attributable to focused purchasing and a change in sales mix from lower margin products such as appliances to higher margin products, including imported items such as plumbing fixtures.

As a percentage of net sales, operating income increased to 5.2% in fiscal 2002 from 3.8% in fiscal 2001. Both sales volumes and gross margins remained relatively consistent in fiscal 2002 and fiscal 2001. The 140 basis points improvement was directly related to lower selling, general and administrative expenses, primarily transportation expenses. Also, the provision for doubtful accounts decreased $0.2 million in fiscal 2002 largely due to improved collection efforts, which resulted in recoveries of previously written-off receivables.

All Other

As a percentage of net sales, operating income decreased to 2.3% in fiscal 2003 from 2.7% in fiscal 2002. Higher provisions for doubtful accounts and lower gross margins offset the leverage gained from the additional week in fiscal 2003 and the elimination of goodwill amortization under FAS 142. Gross margin decreased primarily as a result of competitive pressures and deflationary pricing on lumber and plywood products in the building materials product line.

As a percentage of net sales, operating income increased to 2.7% in fiscal 2002 from 0.4% in fiscal 2001. The significant improvement was the result of fiscal 2001 non-recurring losses of $19.1 million for bestroute, including an impairment loss of $10.9 million. Partially offsetting these losses was operating income related to the Company’s other product lines. Fiscal 2001 also included operating income of $3.9 million related to the Pool & Spa business, which was sold in January 2001.

Non-Operating Income (Expenses)

Interest and Other Income

Interest and other income totaled $9.5 million, $10.5 million and $7.5 million in fiscal 2003, 2002 and 2001, respectively. In addition, included in interest and other income were gains on sales of property and equipment, which totaled $1.4 million, $0.5 million and $0.1 million in fiscal 2003, 2002 and 2001, respectively. The overall increase in gains on sales of property and equipment in fiscal 2003 was due to the sale of land and building assets resulting from the closure and consolidation of branches. The decrease in interest and other income in fiscal 2003 was attributable to reduced interest income of $1.5 million, of which $0.9 million related to the $25.0 million short-term receivable recorded in connection with the sale of the Company’s Pool & Spa business in January 2001. Average cash balances and interest rates declined during fiscal 2003, which contributed to the remaining decrease in interest income. Further compounding the overall decrease in interest and other income was reduced foreign exchange gains related to the Company’s international operations in Mexico. The increase in interest and other income in fiscal 2002 was due to the elimination of $3.2 million of fiscal 2001 net losses related to the Company’s equity investments combined with interest income of $0.9 million related to a $25.0 million short-term note receivable recorded in connection with the sale of the Company’s Pool & Spa business. These increases were partially offset by $0.7 million of non-operating expenses primarily related to asset write-downs and other expenses from branch closures and reduced finance charge income.

Exhibit 99.3

Interest Expense

Interest expense totaled $30.3 million, $35.9 million and $43.3 million in fiscal 2003, 2002 and 2001, respectively. The decrease in interest expense of $5.6 million or 15.6% in fiscal 2003 was due to a reduction of average outstanding debt balances combined with lower interest rates in fiscal 2003. Borrowing levels were reduced in the first and second quarters of fiscal 2003 largely as a result of working capital improvements. In the third quarter of fiscal 2003, the Company made additional borrowings under its revolving credit agreement in order to fund the acquisition of Utiliserve. As a result, total debt increased from $422.8 million at January 25, 2002 to $441.9 million at January 31, 2003. The decrease in interest expense of $7.4 million or 17.1% in fiscal 2002 was also attributable to lower borrowing levels and reduced interest rates. Borrowing levels in fiscal 2002 were reduced as the Company utilized proceeds from the sale of its Pool & Spa business and working capital improvements program to reduce debt balances.

Gain on Sale of Pool & Spa Business

Non-operating income (expenses) in fiscal 2002 included an $11.0 million pre-tax ($6.7 million after-tax) gain relating to the sale of the Company’s Pool & Spa business, which was sold for $48.0 million in January 2001. The Company received cash proceeds of $23.0 million with the remaining $25.0 million of consideration in the form of a short-term note receivable, which was fully collected in fiscal 2002.

Income Taxes

The Company’s effective tax rate was 40.9%, 41.0% and 42.3% in fiscal 2003, 2002 and 2001, respectively. The decrease in the effective tax rate in fiscal 2003 reflects the absence of goodwill amortization. The higher effective tax rate in fiscal 2001 was due to the elimination of nondeductible goodwill related to the Company’s international operations and the sale of its Pool & Spa business.

Net Income

Net income totaled $58.1 million, $44.1 million and $46.5 million in fiscal 2003, 2002 and 2001, respectively. Diluted earnings per share was $2.45, $1.88 and $1.97 in fiscal 2003, 2002 and 2001, respectively. In fiscal 2003, the Company adopted FAS 142, Goodwill and Other Intangible Assets, which eliminated the amortization of goodwill. Had the Company accounted for goodwill consistent with the provisions of FAS 142 in prior periods, the Company’s net income and diluted earnings per share would have been $58.1 million, $49.5 million and $51.9 million and $2.45, $2.11 and $2.20, in fiscal 2003, 2002 and 2001, respectively. Included in net income in fiscal 2001 was $2.4 million related to the Pool & Spa business, which was sold in January 2001. Other factors impacting net income and diluted earnings per share have been discussed above.

Financial Condition

Liquidity and Capital Resources

The following sets forth certain measures of the Company’s liquidity (dollars in thousands):

	Fiscal Years Ended
	2003	2002	2001
Cash flows provided by operating activities	$112,425	$143,002	$56,039
Cash flows used in investing activities	(42,247)	(22,457)	(38,970)
Cash flows used in financing activities	(75,324)	(136,177)	(4,620)

	January 31, 2003	January 25, 2002	January 26, 2001
Working capital	$558,782	$588,275	$679,130
Current ratio	2.5 to 1	3.1 to 1	3.2 to 1
Long-term debt-to-capital	37.0%	40.4%	47.5%

Lower levels of cash and other current assets combined with increases in current maturities of long-term debt, accounts payable, and accrued compensation and benefits balances drove the working capital decrease of $29.5 million

Exhibit 99.3

in fiscal 2003. These changes were partially offset by increases in accounts receivable and inventories. Other current assets decreased primarily due to the collection of income tax receivables in the first quarter of fiscal 2003. The higher accounts receivable, inventories, and accounts payable reflect the acquisition of Utiliserve, which added $30.4 million of working capital at January 31, 2003. Inventories and accounts payable increased due to strategic purchases, primarily in the Industrial PVF segment. The increase in accrued compensation and benefits is due to higher accrued bonuses from increased profitability in fiscal 2003 combined with the timing of bi-weekly payroll payments.

The working capital decrease of $90.9 million in fiscal 2002 resulted from lower accounts receivable and inventory balances and a decrease in other current assets. These changes were partially offset by lower accounts payable, which correspond with the reduction in inventory levels. The decrease in inventories reflected company-wide initiatives to reduce inventory levels to be more in line with current market demand. The decrease in other current assets was due to the collection of the $25.0 million note receivable related to the sale of the Company’s Pool & Spa business, which was partially offset by higher income tax receivables in fiscal 2002.

Operating Activities

The decrease of $30.6 million in cash provided by operations in fiscal 2003 resulted from increases in inventories and accounts receivable and a decrease in depreciation and amortization. These decreases were partially offset by increases in net income, accounts payable, accrued compensation and benefits, and a decrease in other current assets. Accounts receivable increased as a result of higher sales volumes in January 2003 compared to January 2002. Overall, days sales outstanding for accounts receivable remained essentially flat in both periods. Inventories and accounts payable increased as a result of strategic purchases, primarily in the Industrial PVF segment. Other current assets primarily decreased due to the collection of income tax receivables in fiscal 2003. The increase in net income of $14.0 million was partially offset by a decrease in depreciation and amortization primarily resulting from the elimination of goodwill amortization under FAS 142. The increase of $87.0 million in cash provided by operations in fiscal 2002 was primarily the result of reductions in inventories as part of the Company’s inventory management program and lower accounts receivable levels caused by the year over year sales decline in fiscal 2002.

Investing Activities

Capital expenditures totaled $15.3 million, $16.9 million and $23.9 million in fiscal 2003, 2002 and 2001, respectively. Of these expenditures, $2.6 million, $3.9 million, and $8.3 million, respectively, were for new facilities and leasehold improvements on existing facilities and $9.7 million, $7.6 million and $3.2 million, respectively, related to information technology (“IT”) outlays. Included in the IT outlays were $7.5 million and $4.7 million related to the new Hughes Unified operating system in fiscal 2003 and 2002, respectively. The Company continues to closely monitor and control capital expenditures, and instituted a freeze on most new building projects during fiscal 2002. Fiscal 2004 capital expenditures are expected to be approximately $20.9 million, of which approximately $4.8 million relates to the new Hughes Unified operating system. The Hughes Unified capital expenditures were primarily for personal computers and related hardware along with capitalized software upgrades. Projected capital expenditures for fiscal 2004 excludes approximately $23.0 million related to the Company’s new corporate headquarters facility in Orlando, Florida and a new warehouse in Miami, Florida, as discussed in the Financing Activities section below.

Proceeds from the sale of property and equipment totaled $4.4 million, $8.7 million and $1.8 million in fiscal 2003, 2002 and 2001, respectively. The decrease in fiscal 2003 was due to the sale and subsequent lease-back of substantially all of the Company’s forklift fleet and certain of the Company’s trailers in August 2001, which generated cash proceeds of $5.7 million. Partially offsetting this decrease were proceeds from sales of certain land and building assets in fiscal 2003 resulting from the closure and consolidation of branches.

Cash payments for business acquisitions totaled $33.4 million, $32.0 million and $34.1 million in fiscal 2003, 2002 and 2001, respectively. In August 2002, the Company acquired one hundred percent of the capital stock of Utiliserve, a wholesale distributor of electrical transmission and distribution products and services to the United States electric utility industry. The Company paid $33.4 million for the equity value of Utiliserve and assumed $54.5 million and $33.2 million of long-term debt and other liabilities, respectively.

On December 30, 2002, the Company sold its remaining 49.0% equity investment in Anasteel Supply Company, LLC. for $2.3 million. The Company received cash proceeds of $2.0 million with the remaining $0.3 million of consideration in the form of a long-term note receivable due July 31, 2005. The note receivable bears interest at a fixed rate of 7.0%.

Exhibit 99.3

On March 2, 2001, in connection with the closure of bestroute, one of the Company’s e-commerce ventures, the Company entered into an agreement with the holders of 723,183 of the Company’s stock rights originally issued as consideration for the acquisition. This agreement cancelled 347,541 of the stock rights and enabled the remaining stock rights to be redeemed for $7.3 million in cash, all of which was paid by the end of the second quarter of fiscal 2002.

In connection with the sale of the assets of the Company’s Pool & Spa business in January 2001, the Company received $23.0 million of cash proceeds with the remaining $25.0 million of consideration in the form of a short-term note receivable, which bore interest at 7.0% and was fully collected in fiscal 2002.

Financing Activities

Total debt was $441.9 million and $422.8 million as of January 31, 2003 and January 25, 2002, respectively, reflecting an increase of $19.1 million or 4.5%. The increase in total debt was due to borrowings made under the Company’s revolving credit agreement to fund the acquisition of Utiliserve partially offset by payments made throughout the year with cash flows generated by operating activities. Net borrowings (payments) on the Company’s revolving credit agreement totaled $19.6 million, ($100.3 million) and ($153.9 million) in fiscal 2003, 2002 and 2001, respectively. Scheduled payments on the Company’s senior notes totaled $18.7 million and $14.9 million in fiscal 2003 and 2002, respectively. There were no repayments on senior notes in fiscal 2001. Other principal payments, including debt of acquired entities, totaled $54.3 million, $8.9 million and $2.5 million in fiscal 2003, 2002 and 2001, respectively.

Unsecured Bank Notes and Line of Credit Agreements

The Company’s borrowing capacity under its revolving credit agreement totaled $275.0 million (subject to borrowing limitations under the revolving credit agreement) at January 31, 2003. Under the revolving credit agreement, interest is payable at market rates plus applicable margins. Facility fees of 0.15% are paid on the revolving credit agreement. On March 26, 2003, the Company replaced its existing $275.0 million revolving credit agreement, which was scheduled to mature on January 25, 2004, with a new $252.5 million revolving credit agreement (the “new credit agreement”), subject to borrowing limitations, which matures on March 26, 2007. The new credit agreement is unsecured and contains financial and other covenants, including limitations on dividends and maintenance of certain financial ratios. Interest is payable at market rates plus margins and commitment fees of 0.25% are paid on the new credit agreement.

The Company has two short-term lines of credit with borrowing capacities of $10.0 million and $15.0 million, respectively. On July 25, 2002, both line of credit agreements were amended to extend the maturity dates to June 30, 2003. Concurrent with this amendment, the funds under the $15.0 million line of credit agreement were allocated to an operating lease agreement. On August 30, 2002, the operating lease agreement was amended to increase borrowing capacity from $15.0 million to $18.7 million. Under the terms of the operating lease agreement, the Company leases certain equipment, including vehicles, forklifts, and trailers from various companies with funds provided by the $18.7 million line of credit. Monthly payments are made to the bank in accordance with the terms of each specific equipment lease. There was no remaining availability under the operating lease agreement at January 31, 2003. Concurrent with the execution of the new credit agreement, the $10.0 million line of credit agreement, which was uncommitted, was terminated.

Other Notes Payable

On June 22, 2001, the Company entered into an agreement (“lease facility agreement”) with Atlantic Financial Group, Ltd. (“AFG”), certain financial parties as lenders, and SunTrust Bank as agent (“SunTrust”) in which AFG and SunTrust agreed to fund up to $40.0 million for the acquisition and development of real estate projects chosen by the Company, including up to $25.0 million for the Company’s new corporate headquarters building in Orlando, Florida (“Orlando property”) which is expected to cost approximately $23.0 million. Concurrently, the Company entered into an agreement with AFG, certain financial parties as lenders and SunTrust as agent for the construction of a new warehouse in Miami, Florida (“Miami property”). Pursuant to this agreement, AFG and SunTrust agreed to fund up to $15.0 million for the construction of this facility, which is expected to cost approximately $13.0 million.

Orlando Property

Under the terms of the loan agreement (“Orlando loan agreement”) between AFG and SunTrust for the Orlando property, AFG was required to fund the lease facility through a nominal equity investment, with the remainder funded through non-recourse borrowings from SunTrust. Concurrent with the execution of the Orlando loan agreement, the Company executed a master lease agreement (“Orlando lease agreement”) with AFG under which the Company would lease the Orlando property for a five-year term, including the construction period and a lease period. The Orlando lease

Exhibit 99.3

agreement required interest only payments that began at the earlier of the completion of construction or eighteen months following the acquisition of the Orlando property. Payments were interest only at LIBOR rates plus applicable credit spreads. Although AFG has partially funded the lease facility through equity contributions, AFG does not have sufficient residual equity at risk. Accordingly, the Company has included the assets and liabilities related to AFG’s Orlando loan agreement in the consolidated balance sheet at January 25, 2002. The outstanding borrowings and related assets of $1.1 million are reflected in long-term debt and construction in progress at January 25, 2002.

On June 5, 2002, the Company terminated its Orlando loan agreement with AFG and SunTrust. Concurrently, the Company executed a new real estate term credit agreement (the “credit agreement”) with SunTrust, and the outstanding principal balance of $1.7 million under the Orlando loan agreement was paid off and rolled into the credit agreement. Under the terms of the credit agreement, SunTrust agreed to fund up to a maximum of $25.0 million for the acquisition and development of the Company’s new corporate headquarters building in Orlando, Florida. The credit agreement bears interest based on LIBOR plus applicable credit spreads (estimated to be 102.5 basis points at January 31, 2003) and matures July 31, 2005. At January 31, 2003, the total outstanding borrowings and related assets of $10.1 million under the credit agreement are recorded in long-term debt and construction in progress.

Miami Property

Under the terms of the loan agreement (“Miami loan agreement”) between AFG and SunTrust for the Miami property, AFG was required to fund the Miami property through an equity investment of approximately 20% with the remainder funded through non-recourse borrowings from SunTrust. Concurrent with the execution of the Miami loan agreement, the Company executed a master lease agreement (the “Miami lease agreement”) with AFG. Under the terms of the Miami lease agreement, the Company will lease the Miami property with rent payments beginning in September 2003. Rent payments for the first four years are interest only at a rate based on LIBOR plus applicable credit spreads (estimated to be 125 basis points at January 31, 2003). Beginning in the fifth year, rents are re-amortized and rates for the remainder of the term increase to 12.5% plus applicable consumer price index adjustments. During the first four years of the Miami lease agreement, the Company may elect to purchase the property for the existing lease balance or convert it into the Company’s lease facility agreement referenced above. Although AFG has sufficient equity at risk with respect to the Miami property, the assets and liabilities related to AFG’s Miami loan agreement have been included in the consolidated balance sheets based on the required consolidation of the assets and liabilities related to AFG’s lease facility referenced above. The outstanding borrowings and related assets of $6.7 million and $5.5 million are recorded in long-term debt and construction in progress at January 31, 2003 and January 25, 2002, respectively.

Other

The Company’s debt agreements contain covenants that require the Company, among other things, to maintain certain financial ratios and minimum net worth levels. The covenants also restrict the Company’s activities regarding investments, liens, borrowing and leasing, and payment of dividends other than stock. At January 31, 2003, the Company was in compliance with all financial covenants.

As of January 31, 2003, the Company had approximately $1.7 million of cash and $212.6 million of unused borrowing capacity (subject to borrowing limitations, under debt covenants) to fund ongoing operating requirements and anticipated capital expenditures. The Company believes it has sufficient borrowing capacity and cash on hand to take advantage of growth and business acquisition opportunities and to fund share repurchases in the near term. The Company expects to continue to finance future expansion on a project-by-project basis through additional borrowing or the issuance of common stock.

On March 15, 1999, the Company’s Board of Directors authorized the Company to repurchase up to 2,500,000 shares of its outstanding common stock to be used for general corporate purposes. Since March 15, 1999, the Company has repurchased 1,572,800 shares at an average price of $22.83 per share, of which 257,000 shares at an average price of $27.78 per share were repurchased in fiscal 2003 and 394,700 shares at an average price of $19.10 per share were repurchased in fiscal 2002. Subsequent to year-end, the Company has repurchased an additional 258,600 shares at an average price per share of $23.39 through March 31, 2003.

Exhibit 99.3

The following table presents the Company’s approximate obligations to make future payments under contractual obligations as of January 31, 2003 (in thousands):

	Payments due by period
	Total	Less than 1 year	1 – 3 years	4 – 5 years	After 5 years
Long-term debt	$441,891	$63,815	$99,210	$168,441	$110,425
Non-cancelable operating leases	136,003	41,158	60,312	25,202	9,331

Total contractual cash obligations	$577,894	$104,973	$159,522	$193,643	$119,756

The Company has certain guarantees of residual values under operating leases. The Company believes that the likelihood of any significant amounts being funded in connection with these commitments is remote. The following table shows the Company’s approximate commitments as of January 31, 2003 (in thousands):

	Total Amounts Committed	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
Residual guarantees under operating leases	$3,019	$69	$1,532	$1,418	$—

Critical Accounting Policies

The Company’s significant accounting policies are more fully described in the notes to the consolidated financial statements. Certain of the Company’s accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. As with all judgments, they are subject to an inherent degree of uncertainty. These judgments are based on the Company’s historical experience, current economic trends in the industry, information provided by customers, vendors and other outside sources, and management’s estimates, as appropriate. The Company’s significant accounting policies include:

Allowance for Doubtful Accounts

The Company evaluates the collectibility of accounts receivable based on numerous factors, including past transaction history with customers, their credit worthiness, and an assessment of the Company’s lien and bond rights. Initially, the Company estimates an allowance for doubtful accounts as a percentage of net sales based on historical bad debt experience and on a quarterly basis, the Company writes-off uncollectible receivables. This estimate is periodically adjusted when the Company becomes aware of a specific customer’s inability to meet its financial obligations (e.g. bankruptcy filing) or as a result of changes in the overall aging of accounts receivable. While the Company has a large customer base that is geographically dispersed, a slowdown in the markets in which the Company operates may result in higher than expected uncollectible accounts, and therefore, the need to revise estimates for bad debts. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, the allowance for doubtful accounts could differ significantly, resulting in either higher or lower future provisions for doubtful accounts. At January 31, 2003 and January 25, 2002, the allowance for doubtful accounts totaled $8.5 million and $8.4 million, respectively.

Inventories

Inventories are carried at the lower of cost or market. The cost of substantially all inventories is determined by the moving average cost method. The Company evaluates its inventory value at the end of each quarter to ensure that it is carried at the lower of cost or market. This evaluation includes an analysis of a branch’s physical inventory results over the last two years, a review of potential dead stock based on historical product sales and forecasted sales, and an overall consolidated analysis of potential excess inventory. Periodically, the branch’s perpetual inventory records are adjusted to reflect permanent declines in market value. To the extent historical physical inventory results are not indicative of future results and if future events impact, either favorably or unfavorably, the saleability of the Company’s products or its relationship with certain key vendors, the Company’s inventory reserves could differ significantly, resulting in either higher or lower future inventory provisions.

During the third quarter of fiscal 2002, the Company created an inventory management department to better manage potential dead stock and excess inventories. This department has focused on implementing programs aimed at reducing the Company’s dead stock, slow-moving, and excess inventory products. These programs identify potential dead stock on a product by product basis and include returning products to manufacturers, transferring products to other

Exhibit 99.3

branches where the products are selling, reducing the price of the products, and disposing of any products that could not be returned, transferred, or sold. As a result of these initiatives, during fiscal 2003, the Company wrote-off $2.5 million of dead stock from its perpetual inventory records and reduced its overall inventory reserves from $9.8 million at January 25, 2002 to $6.0 million at January 31, 2003.

Consideration Received From Vendors

At the beginning of each calendar year, the Company enters into agreements with many of its vendors providing for inventory purchase rebates (“vendor rebates”) upon achievement of specified volume purchasing levels. The Company accrues the receipt of vendor rebates as part of its cost of sales for products sold based on progress towards earning the vendor rebates taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. An estimate of unearned vendor rebates is included in the carrying value of inventory at a period end for vendor rebates received on products not yet sold. Substantially all vendor rebate receivables are collected within three months immediately following fiscal year-end. While management believes the Company will continue to receive consideration from vendors in fiscal 2004 and thereafter, there can be no assurance that vendors will continue to provide comparable amounts of vendor rebates in the future.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, the Company projects undiscounted future cash flows over the remaining life of the asset. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset less any costs of disposition. The Company’s judgments regarding the existence of impairment indicators are based on market and operational performance. Future events could cause the Company to conclude that impairment indicators exist and that assets are impaired. Evaluating the impairment also requires the Company to estimate future operating results and cash flows that require judgment by management. If different estimates were used, the amount and timing of asset impairments could be affected. In the fourth quarter of fiscal 2002, the Company recorded an impairment loss of $0.7 million related to goodwill of one entity in its Plumbing/HVAC segment. In fiscal 2001, the Company experienced continued operating losses in its e-commerce ventures and international operations. As a result of these losses and based on an analysis of future profitability and anticipated customer demand for these businesses, the Company recorded an impairment charge totaling $15.6 million relating to the write-down of long-lived assets. Of the total $15.6 million impairment charge, $10.9 million represented amounts recorded for bestroute and included the impairment of goodwill ($7.3 million), capitalized development software costs and other intangibles ($3.2 million), other current assets ($0.2 million), and equipment ($0.2 million). Of the remaining $4.7 million of impairment charges, the components are goodwill associated with the Company’s international operations ($2.2 million), the Company’s investment in supplyForce.com ($2.0 million), and certain equipment ($0.5 million).

Self-Insurance

The Company is self-insured for certain losses relating to workers’ compensation, automobile, general, and product liability claims. The Company also maintains stop loss coverage to limit the exposure arising from such claims. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon the Company’s estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and the Company’s historical loss development experience. To the extent the projected future development of the losses resulting from workers’ compensation, automobile, general, and product liability claims incurred as of January 31, 2003 differs from the actual development of such losses in future periods, the Company’s insurance reserves could differ significantly, resulting in either higher or lower future insurance expense. At January 31, 2003 and January 25, 2002, self-insurance reserves totaled $5.6 million and $3.1 million, respectively.

Recent Accounting Pronouncements

Effective January 26, 2002, the Company adopted FAS 141, Business Combinations, and FAS 142, Goodwill and Other Intangible Assets. FAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. FAS 141 also specifies the criteria which must be met in order for certain acquired intangible assets to be recorded separately from goodwill. Under FAS 142, goodwill is no longer amortized but rather tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. This new approach requires the use of valuation techniques and methodologies significantly different from the undiscounted cash flow policy previously followed by the Company.

Exhibit 99.3

The Company’s nine operating segments are also the reporting units as defined in FAS 142. The reporting units’ goodwill was tested for impairment during the first quarter of fiscal 2003 based upon the expected present value of future cash flows approach. As a result of this valuation process as well as the application of the remaining provisions of FAS 142, the Company concluded that there was no impairment of goodwill related to any of the Company’s reporting units.

Prior to the adoption of FAS 142, the Company amortized goodwill over estimated useful lives ranging from 15 to 40 years. Had the Company accounted for goodwill consistent with the provisions of FAS 142 in prior periods, the Company’s net income, basic earnings per share, and diluted earnings per share would have been as follows (in thousands except per share data):

	Fiscal Years Ended
	2003	2002	2001
Net income, as reported	$58,084	$44,065	$46,515
Add: goodwill amortization, net of tax	—	5,445	5,359

Adjusted net income	$58,084	$49,510	$51,874

Basic earnings per share, as reported	$2.50	$1.90	$2.00
Add: goodwill amortization, net of tax	—	0.23	0.23

Adjusted basic earnings per share	$2.50	$2.13	$2.23

Diluted earnings per share, as reported	$2.45	$1.88	$1.97
Add: goodwill amortization, net of tax	—	0.23	0.23

Adjusted diluted earnings per share	$2.45	$2.11	$2.20

FAS 143, Accounting for Asset Retirement Obligations, was issued in June 2001. FAS 143, which is effective for the Company beginning in fiscal 2004, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company does not expect the adoption of FAS 143 will have a material impact on its consolidated financial statements.

FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in August 2001. This standard establishes a single accounting model for long-lived assets to be disposed of, including segments, and supercedes FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Under FAS 144, goodwill is no longer allocated to long-lived assets, and, therefore, no longer subjected to testing for impairment as part of those assets, but tested separately as prescribed by FAS 142. In addition, FAS 144 broadens the presentation of discontinued operations to include components of an entity rather than being limited to a segment of a business. The Company adopted FAS 144 as of January 26, 2002. The adoption of FAS 144 in fiscal 2003 had no impact on the Company’s consolidated financial statements.

FAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued in April 2002. This standard rescinds FAS 4, Reporting Gains and Losses from Extinguishment of Debt—an amendment of APB Opinion No. 30, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria set forth by APB 30 will now be used to classify those gains and losses. FAS 145 also amends FAS 13, Accounting for Leases, to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition, FAS 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. For the provisions related to the rescission of FAS 4, FAS 145 is effective for the Company beginning in fiscal 2004. The remaining provisions of FAS 145 were effective for the Company in fiscal 2003 and the adoption of these provisions had no impact on the Company’s consolidated financial statements. The Company does not expect the adoption of the provisions related to the recision of FAS 4 will have a material impact on its consolidated financial statements.

Exhibit 99.3

FAS 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002 and addresses financial accounting and reporting for costs associated with exit or disposal activities. This standard requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under the previous guidance of Emerging Issues Task Force (“EITF”) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), certain exit costs were recorded upon management’s commitment to an exit plan. Adoption of this standard is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In November 2002, the EITF reached consensus on Issue 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. The consensus was reached that cash consideration received by a customer from a vendor is presumed to be a reduction of the prices of the vendor’s products or services and should be treated as a reduction of cost of sales when recognized in the customer’s income statement. This presumption can be overcome if the consideration can be shown to represent either a payment for assets or services delivered to the vendor or a reimbursement of costs incurred by the reseller to sell the vendor’s products. It also reached consensus on when a customer should recognize a rebate or refund that is payable only if the customer completes a specified level of purchases. Recognition should occur when the rebate or refund is probable and reasonably estimable and should be based on a systematic and rational method. As the Company already accounts for such consideration as a reduction of cost of sales when the vendor rebate is probable and reasonably estimable and based on a systematic and rational allocation of the cash consideration to be received, this EITF has no impact on the Company’s consolidated financial statements.

Financial Accounting Standards Board Interpretation (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, was issued in November 2002. FIN 45 requires an entity to disclose in its interim and annual financial statements information with respect to its obligations under certain guarantees that it has issued. It also requires an entity to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for interim or annual periods ending after December 15, 2002. These disclosures are presented in note 10 of the notes to the consolidated financial statements. The initial recognition and measurement requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The Company is currently assessing the initial measurement requirements of FIN 45. However, management does not believe that the recognition requirements will have a material impact on the Company’s consolidated financial statements.

FAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure, was issued in December 2002 and amends FAS 123, Accounting for Stock-Based Compensation. This standard provides two additional alternative transition methods for recognizing an entity’s voluntary decision to change its method of accounting for stock-based employee compensation to the fair-value method. In addition, the standard amends the disclosure requirements of FAS 123 so that entities will have to make more prominent disclosures regarding the pro forma effects of using the fair-value method of accounting for stock-based compensation and present those disclosures in a more accessible format in the footnotes to the annual and interim financial statements. FAS 148’s amendment of the transition and annual disclosure requirements are effective for fiscal years ending after December 15, 2002. The additional disclosures required under FAS 148 are presented in note 1 under Stock-Based Compensation of the notes to the consolidated financial statements.

FIN 46, Consolidation of Variable Interest Entities, was issued in January 2003. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect the adoption of FIN 46 will have a material impact on its consolidated financial statements.